Exhibit 5.1

Bryan Cave LLP	Chicago	And Bryan Cave,
A Multinational Partnership,
One Renaissance Square	Hong Kong
London
Two North Central Avenue	Irvine

Suite 2200	Jefferson City

Phoenix, AZ 85004-4406	Kansas City

Tel (602) 364-7000	Kuwait

Fax (602) 364-7070	Los Angeles

www.bryancave.com	New York

Phoenix

Shanghai

St. Louis

Washington, DC
August 14, 2006
Mobile Mini, Inc.
7420 South Kyrene Road
Suite 101 Tempe, Arizona 85283
Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Mobile Mini, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 1,200,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), issuable from time to time to participants (“Plan Participants”) under the Company’s 2006 Equity Incentive Plan (the “Plan”), by means of a registration statement on Form S-8 (the “Registration Statement”).
In connection herewith, we have examined:
(1)	the Plan; and

(2)	the Registration Statement.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as currently in effect, and such other corporate records of the Company, certificates of public officials and officers of the Company, and such other documents, agreements and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and certificates and statements of appropriate representatives of the Company.

Mobile Mini, Inc.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance to the Plan Participants, and upon issuance and delivery in accordance with the terms of the Plan and any applicable award thereunder, shall be duly and validly issued and fully paid and non-assessable.
This opinion is limited to applicable corporation laws of the State of Delaware and the federal laws of the United States. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendment thereto. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Bryan Cave LLP